EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Jan. 30, 2025

Darling Ingredients Issues Statement on Fourth Quarter and Fiscal Year 2024 Earnings;
Announces Timing of Earnings Release and Conference Call

IRVING, Texas – Darling Ingredients Inc. (NYSE: DAR) today issued the following statement regarding fourth quarter and fiscal year 2024 earnings.

Fourth quarter and fiscal year 2024 earnings for Darling Ingredients’ 50/50 joint venture known as Diamond Green Diesel (DGD) were released today by Darling Ingredients’ joint venture (JV) partner within its renewable diesel segment as part of its 2024 consolidated results.

Darling Ingredients’ joint venture partner today reported that its renewable diesel segment earned approximately $170 million in operating income for the three months ended Dec. 31, 2024. In the same period, DGD on a stand-alone basis incurred a lower of cost-or-market (LCM) valuation adjustment of approximately $118 million. For the 12 months ended Dec. 31, 2024, the JV partner reported that its renewable diesel segment earned approximately $507 million in operating income. In the same period, DGD on a stand-alone basis incurred a lower of cost-or-market valuation adjustment of approximately $176 million.

In the three months ended Dec. 31, 2024, DGD sold/shipped 292.8 million gallons of renewable fuels. For the 12 months ended Dec. 31, 2024, DGD sold/shipped 1.25 billion gallons of renewable fuels. As determined on a stand-alone basis by Darling Ingredients, DGD EBITDA per gallon for the three months ended Dec. 31, 2024 was $0.40; EBITDA per gallon excluding LCM was $0.81. As determined on a stand-alone basis by Darling Ingredients, DGD EBITDA per gallon for the 12 months ended Dec. 31, 2024, was $0.46; EBITDA per gallon excluding LCM was $0.60.

“DGD continues to outperform its peers on many metrics, and sustainable aviation fuel (SAF) is on line and producing on spec. With the recent clarity provided on the 45Z Clean Fuels Production Credit, we believe we have the line of sight needed to implement and monetize these credits,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “In the fourth quarter of 2024, Darling Ingredients’ core business had its strongest performance of the year. As fat prices trend upward, the company has started 2025 with strong momentum we expect will continue to build.”

Darling Ingredients will host a conference call at 9 a.m. Eastern Time (8 a.m. Central Time) on February 6, 2025, to discuss fourth quarter and fiscal year 2024 financial results, which will be released earlier that day. At this time, the company will provide additional details regarding its 2025 outlook. A presentation accompanying supplemental financial data will also be available at darlingii.com/investors.

To access the call as a listener, please register for the audio-only webcast.

To join the call as a participant to ask a question, please register in advance to receive a confirmation email with the dial-in number and PIN for immediate access on Feb. 6, or call 833-470-1428 (United States) or 404-975-4839 (international) using access code 054278.

A replay of the call will be available online via the webcast registration link two hours after the call ends. A transcript will be posted at darlingii.com/investors within 24 hours.

About Diamond Green Diesel
Diamond Green Diesel (DGD) is a 50/50 joint venture between Darling Ingredients Inc. and Valero Energy Corporation. With more than 1.2 billion gallons produced annually, DGD is one of the world’s largest producers of renewable diesel and sustainable aviation fuel.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

Use of Non-GAAP Financial Measures:
EBITDA per gallon is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income or equity in income of Diamond Green Diesel, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity and is not intended to be a presentation in accordance with GAAP. EBITDA per gallon is presented here not as an alternative to net income or equity in income of Diamond Green Diesel, but rather as a measure of Diamond Green Diesel's operating performance. Since EBITDA per gallon (generally, net income plus interest expense, taxes, depreciation and amortization divided by total gallons sold) is not calculated identically by all companies, this presentation may not be comparable to EBITDA per gallon presentations disclosed by other companies. Management believes that EBITDA per gallon is useful in evaluating Diamond Green Diesel's operating performance compared to that of other companies in its industry because the calculation of EBITDA per gallon generally eliminates the effects of financing, income taxes and certain non-cash and other items presented on a per gallon basis that may vary for different companies for reasons unrelated to overall operating performance.

Cautionary Statements Regarding Forward-Looking Information:
This release may contain “forward-looking statements,” which include information concerning the Company’s financial performance, plans, objectives, goals, strategies, future earnings, cash flow, performance and other information that is not historical information. When used in this release, the words “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements contained in this release. These include issues related to administration, guidance and/or regulations associated with biofuel policies, including the Section 45Z Clean Fuel Production Credit, and risks associated with the qualification and sale of such credits. Numerous other factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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Darling Ingredients Contacts
Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com

Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com